Exhibit 99.1

Keystone Automotive New Term Loan Is Fully Subscribed

EXETER, PA – February 2, 2011 – Keystone Automotive Operations, Inc. (“Keystone” or the “Company”) announced today that its new $120 million first lien senior secured term loan (the “New Term Loan”) arranged by Goldman Sachs Lending Partners LLC has been fully subscribed. The New Term Loan is a key component of the Company’s recapitalization plan, which upon consummation is expected to reduce Keystone’s and its parent company’s outstanding indebtedness by approximately $295 million and enhance its ability to compete in the aftermarket auto parts industry.

“We are very pleased with the progress we have made on the new term loan,” said Ed Orzetti, President and Chief Executive Officer of Keystone. “With the key pieces of our financing in place, we continue to move forward in implementing a recapitalization plan that will reduce debt, strengthen our balance sheet and better position us for future growth opportunities and long-term success.”

On January 10, 2011, Keystone announced it reached agreement with affiliates of Platinum Equity, LLC and Littlejohn & Co., LLC (the “Majority Holders”), who together with the Company’s management hold more than 67 percent of its Senior Subordinated Notes due 2013, on the terms of a recapitalization transaction (the “Transaction”) and a $60 million rights offering to be backstopped by the Majority Holders (the “Rights Offering”).

In addition to the New Term Loan, the Transaction includes a new asset-based revolving credit facility that is already committed to by Bank of America, N.A. (the “New ABL Loan”). The Company expects to finalize documentation of both the New ABL Loan and the New Term Loan in the near future. The proceeds of the New ABL Loan and the New Term Loan, together with the Rights Offering and cash on hand, would be used to repay the Company’s existing ABL revolving credit facility and senior secured term loan facility. Under the terms of the Transaction, Keystone’s existing $175 million Senior Subordinated Notes would be converted into new equity.

The Transaction provides that all trade suppliers will continue to be paid in full for all goods and services provided to the Company.

The Company expects to continue to operate in the ordinary course of business throughout the recapitalization process and does not anticipate any significant interruption to its business. As of January 29, 2011, Keystone had in excess of $43 million in cash on hand to support its business operations. The Company expects the Transaction to be consummated in the first half of 2011.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. There can be no assurance that the conditions to the commitment under the New ABL Loan will be satisfied or that the New Term Loan will be consummated.

Kirkland & Ellis LLP, Miller Buckfire & Co., LLC, and FTI Consulting, Inc. are serving as legal advisors, investment bankers and financial advisors, respectively, to Keystone.

Willkie Farr & Gallagher LLP is serving as legal counsel to the Majority Holders.

About Keystone Automotive

Keystone Automotive Operations, Inc. and its affiliates are wholesale distributors and retailers of aftermarket automotive accessories and equipment, with operations servicing customers in all regions of the United States and provinces of Canada, as well as various other international locations. The Company’s fleet of over 300 trucks provide multi-day per week delivery and returns covering the 48 contiguous states and nine provinces of Canada. The Company sells and distributes specialty automotive products, such as light truck/SUV accessories, car accessories and trim items, specialty wheels, tires and suspension parts, and high performance products to a fragmented base of approximately 15,000 customers. The Company’s wholesale operations include an electronic service strategy providing customers the ability to view inventory and place orders via its proprietary electronic catalog. The Company also operates 20 retail stores in Pennsylvania. The Company’s corporate headquarters is in Exeter, Pennsylvania.

Forward-Looking Statements

Statements in this release that are not purely historical facts, including, among other things, statements about the proposed recapitalization of the Company and the expected benefits thereof, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. There is no assurance that the Company will enter into the New Term Loan or the New ABL Loan, consummate the proposed recapitalization or that the proposed recapitalization will have the anticipated benefits described herein. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to the Company on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.

Contacts:

Rich Paradise, Executive Vice President & Chief Financial Officer, rparadise@key-stone.com

Rudy Esteves, Vice President, Human Resources and Communications, resteves@key-stone.com

Or

Media Only:

Michael Freitag or Paige Gruman

Kekst and Company

(212) 521-4800